Exhibit 99.1

August 5, 2014	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Announces Second-quarter 2014 Results;
Reaffirms 2014 Financial Guidance

Natural Gas and Natural Gas Liquids Volumes Continue to Increase

TULSA, Okla. – Aug. 5, 2014 – ONEOK, Inc. (NYSE: OKE) today announced second-quarter 2014 net income attributable to ONEOK of $61.6 million, or 29 cents per diluted share, compared with second-quarter 2013 net income attributable to ONEOK of $0.9 million, or zero cents per diluted share, which included a non-cash, after-tax charge of $71.0 million, or 34 cents per diluted share, in the former energy services segment.

Second-quarter 2014 income from continuing operations attributable to ONEOK was $69.6 million, compared with second-quarter 2013 income from continuing operations attributable to ONEOK of $75.2 million.

Second-quarter 2014 cash flow available for dividends was $130.0 million, providing 1.09 times coverage of cash dividends, reflecting higher distributions declared from its general and limited partner interests in ONEOK Partners (NYSE: OKS), which were $156.5 million, an 18 percent increase from the second quarter 2013.

ONEOK’s second-quarter 2014 results reflect higher operating results at ONEOK Partners, of which the company is the general partner and owns a 38.5 percent interest as of June 30, 2014.

Year-to-date net income attributable to ONEOK was $155.1 million, or 74 cents per diluted share, compared with $113.4 million, or 54 cents per share, in the same period last year. Year-to-date 2014 cash flow available for dividends was $341.4 million, providing 1.45 times coverage of cash dividends.

Year-to-date income from continuing operations attributable to ONEOK was $161.3 million, compared with income from continuing operations attributable to ONEOK of $132.5 million in the same period last year.

“Our second-quarter 2014 results reflect the first full quarter that ONEOK has operated solely as the pure-play general partner of ONEOK Partners,” said Terry K. Spencer, president

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

and chief executive officer of ONEOK. “Higher natural gas volumes gathered, processed and sold, and higher natural gas liquids volumes sold in the natural gas gathering and processing segment as a result of recently completed capital-growth projects at the partnership contributed to ONEOK’s solid second-quarter results.”

“We are reaffirming our full-year 2014 financial guidance expectations and expect strong performance at ONEOK Partners during the second half of 2014,” added Spencer. “As the partnership continues to invest in its now $7.0 billion to $7.5 billion capital-growth program through 2016, we expect to continue to see benefits at ONEOK from new projects and increased natural gas and natural gas liquids volumes on the partnership’s systems.”

The company also reaffirmed its 2014 cash flow available for dividends guidance range of $560 million to $640 million, provided on Dec. 2, 2013.

The 2014 guidance includes a projected 53 percent increase in ONEOK’s 2014 dividends declared to $2.33 per share, which includes the 40 percent increase declared in April 2014 and 3 percent increase declared in July 2014. The dividend increases are subject to ONEOK board approval.

SECOND-QUARTER AND YEAR-TO-DATE 2014 FINANCIAL PERFORMANCE

ONEOK’s second-quarter 2014 operating income was $251.3 million, compared with $228.4 million in the second quarter 2013.

Increases in second-quarter 2014 operating income reflect:

•
Higher natural gas volumes gathered, processed and sold, and higher natural gas liquids (NGL) volumes sold as a result of recently completed capital-growth projects; and higher net realized prices, all in the natural gas gathering and processing segment;

•	Higher margin NGL volumes delivered from the Bakken NGL Pipeline and from new plants connected in the Mid-Continent region; and

•
Higher natural gas pipeline transportation revenues due to increased rates on intrastate pipelines and higher contracted capacity and natural gas volumes transported in the natural gas pipelines segment.

These increases were offset partially by higher operating costs and depreciation and amortization expense from completed capital-growth projects.

Operating costs were $172.0 million in the second quarter 2014, compared with $125.8 million in the same period last year, primarily as a result of the completed capital-growth projects.

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

Depreciation and amortization expense was $72.1 million in the second quarter 2014, compared with $58.9 million for the same period last year, due to the growth of ONEOK Partners’ operations.

Second-quarter 2014 equity earnings were $25.4 million, compared with $26.4 million in the second quarter 2013.

Capital expenditures were $392.7 million in the second quarter 2014, compared with $559.3 million in the same period in 2013, due primarily to the timing of expenditures on capital-growth projects at the partnership and $68.9 million in capital expenditures for the former natural gas distribution business during the second quarter 2013.

For the first six months of 2014, operating income was $545.4 million, compared with $403.0 million for the same period last year.

Operating costs for the six-month 2014 period were $321.1 million, compared with $266.9 million for the same period last year, as a result of completed capital-growth projects at the partnership. Year-to-date 2014 depreciation and amortization expense was $139.5 million, compared with $114.2 million for the same period last year, due to the completion of several capital-growth projects.

The former energy services segment’s future cash expenditures associated with the released natural gas transportation and storage capacity from the wind down are expected to be approximately $60 million on an after-tax basis, with approximately $15 million paid in the remainder of 2014; $23 million paid in 2015; $11 million paid in 2016; and $11 million paid between 2017 through 2023.

> View earnings tables

SECOND-QUARTER 2014 SUMMARY:

ONEOK:

•	Operating income of $251.3 million, compared with $228.4 million in the second quarter 2013;

•	Natural gas gathering and processing operating income of $66.1 million, compared with $55.5 million in the second quarter 2013;

•	Natural gas liquids operating income of $159.0 million, compared with $142.7 million in the second quarter 2013;

•	Natural gas pipelines operating income of $37.3 million, compared with $31.9 million in the second quarter 2013;

•
Declaring in July 2014 a quarterly dividend of 57.5 cents per share, or $2.30 per share on an annualized basis, a 3 percent increase from the previous quarter, payable on Aug. 14, 2014, to shareholders of record at the close of business Aug. 4, 2014;

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

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Receiving $76.9 million in distributions from the company's general partner interest and $69.1 million in distributions from the company's limited partner interest in ONEOK Partners in the second quarter 2014; and

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Ending the second quarter 2014, on a stand-alone basis, with $80.5 million of cash and cash equivalents, $2.1 million in letters of credit issued and $297.9 million available under its $300 million credit facility.

ONEOK Partners:

•	Increasing in July 2014 investments in its 2010-2016 capital-growth program by approximately $1.1 billion to a range of $7.0 billion to $7.5 billion, which includes:

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Announcing an investment of approximately $515 million to $670 million to construct the Demicks Lake plant, a 200-MMcf/d natural gas processing facility in the Williston Basin in North Dakota, which is expected to be completed in the third quarter 2016; and expansions and upgrades to the existing natural gas gathering and compression infrastructure;

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Announcing an investment of approximately $80 million to $100 million to construct additional natural gas compression to take advantage of additional natural gas processing capacity as a result of better than expected plant performance at the partnership’s existing and planned Garden Creek and Stateline natural gas processing plants in the Williston Basin by a total of 100 MMcf/d, which is expected to be completed in the fourth quarter 2015;

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Announcing an investment of approximately $10 million to $15 million to construct approximately 12 miles of natural gas liquids (NGL) gathering pipeline from the Demicks Lake plant to the partnerships’ existing Bakken NGL Pipeline, which is expected to be completed in the third quarter 2016; and

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Announcing an investment of approximately $365 million to $470 million to construct the Knox plant, a 200-MMcf/d natural gas processing facility in Oklahoma’s SCOOP play, which is expected to be completed in the fourth quarter 2016; and expansions and upgrades to the existing gathering and compression infrastructure;

•	Completing in May 2014 a public offering of approximately 13.9 million common units, generating net proceeds of approximately $730 million;

•
Completing the sale of approximately $107.2 million of common units through the partnership’s $300 million at-the-market equity program, which combined with the public offering in May, resulted in ONEOK’s aggregate ownership interest in ONEOK Partners decreasing to 38.5 percent at June 30, 2014, from 41.0 percent at March 31, 2014;

•	Increasing the partnership’s commercial paper program to $1.7 billion from $1.2 billion;

•
Having $278.0 million of cash and cash equivalents, $14.0 million in letters of credit issued, no commercial paper outstanding and no borrowings outstanding under the partnership’s $1.7 billion revolving credit facility as of June 30, 2014; and

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

•	Increasing in July 2014 the second-quarter 2014 distribution to 76 cents per unit, or $3.04 per unit on an annualized basis, payable on Aug. 14, 2014, to unitholders of record on Aug. 4, 2014.

BUSINESS-SEGMENT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported second-quarter 2014 operating income of $66.1 million, compared with $55.5 million in the second quarter 2013, which reflects:

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A $24.6 million increase due primarily to natural gas volume growth in the Williston Basin and Cana-Woodford Shale and increased ownership in the Maysville, Oklahoma, natural gas processing plant, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher NGL volumes sold;

•	An $8.1 million increase due primarily to higher net realized prices;

•	A $3.4 million increase due primarily to changes in contract mix; and

•	A $6.4 million decrease due to a condensate contract settlement in 2013.

Operating costs in the second quarter 2014 were $59.4 million, compared with $45.0 million in the second quarter 2013, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $9.4 million increase due to higher materials and supplies, and outside services expenses;

•	A $7.6 million increase due to higher labor and employee benefit costs; and

•	A $2.6 million decrease due to the timing of property tax estimates in 2014.

Depreciation and amortization expense in the second quarter 2014 was $29.4 million, compared with $25.1 million in 2013, due to the completion of capital-growth projects and acquisitions.

Operating income for the six-month 2014 period was $126.0 million, compared with $89.2 million in the same period last year, which reflects:

•
A $61.4 million increase due primarily to natural gas volume growth in the Williston Basin and Cana-Woodford Shale and increased ownership in the Maysville, Oklahoma, natural gas processing plant, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, higher NGL volumes sold, and higher fees, offset partially by wellhead freeze-offs due to severely cold weather in the first quarter 2014;

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

•	A $13.9 million increase due primarily to higher net realized prices;

•	A $5.1 million increase due primarily to changes in contract mix; and

•	A $6.4 million decrease due to a condensate contract settlement in 2013.

Operating costs for the six-month 2014 period were $124.2 million, compared with $96.7 million for the same period last year, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $21.4 million increase due to higher materials and supplies, and outside services expenses;

•	An $8.8 million increase due to higher labor and employee benefit costs; and

•	A $2.7 million decrease due to the timing of property tax estimates in 2014.

Depreciation and amortization expense for the six-month 2014 period was $58.3 million, compared with $49.0 million for the same period last year.

Key Statistics: More detailed information is listed in the tables.

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Natural gas gathered was 1,646 billion British thermal units per day (BBtu/d) in the second quarter 2014, up 24 percent compared with the same period in 2013 due to volume growth from new natural gas processing plants placed in service and increased ownership in the Maysville, Oklahoma, natural gas processing plant, offset partially by continued dry natural gas production declines in the Powder River Basin in Wyoming and natural gas production declines in Kansas; and up 10 percent compared with the first quarter 2014;

•
Natural gas processed was 1,447 BBtu/d in the second quarter 2014, up 37 percent compared with the same period in 2013 due to volume growth from new natural gas processing plants placed in service and the increased ownership in the Maysville, Oklahoma, natural gas processing plant; and up 14 percent compared with the first quarter 2014;

•	NGL sales were 98,000 barrels per day (bpd) in the second quarter 2014, up 31 percent compared with the same period in 2013; and up 9 percent compared with the first quarter 2014;

•
The realized composite NGL net sales price was 96 cents per gallon in the second quarter 2014, up 13 percent compared with the same period in 2013; and down 9 percent compared with the first quarter 2014, due primarily to higher prices from increased demand associated with colder than normal weather and lower propane storage levels in the first quarter 2014;

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The realized condensate net sales price was $77.46 per barrel in the second quarter 2014, down 8 percent compared with the same period in 2013; and up 2 percent compared with the first quarter 2014; and

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

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The realized residue natural gas net sales price was $4.07 per million British thermal units (MMBtu) in the second quarter 2014, up 14 percent compared with the same period in 2013; and up 13 percent compared with the first quarter 2014.

In March 2014, the Canadian Valley natural gas processing plant in Oklahoma was completed, which has better ethane-rejection capabilities than the partnership’s other processing plants in the Mid-Continent region. The Garden Creek, Stateline I and Stateline II natural gas processing plants in the Williston Basin have the capability to recover ethane when economic conditions warrant but did not do so during the second quarter 2014. As a result, the partnership’s equity NGL volumes were weighted less toward ethane and more toward propane, iso-butane, normal butane and natural gasoline, and are expected to remain this way through much of 2016.

In the second quarter 2014, the segment connected approximately 360 wells, compared with approximately 350 in the same period in 2013. Year-to-date, the partnership has connected approximately 590 wells, compared with approximately 600 wells connected in the same period in 2013. This decrease is due to much colder than normal weather, which impacted construction activities in the Williston Basin during the first quarter 2014.

The partnership expects to connect approximately 1,300 wells in 2014, compared with approximately 1,160 wells in 2013.

The following table contains equity-volume information for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Equity-Volume Information (a)	2014	2013	2014	2013

NGL sales (MBbl/d)	15.9	13.9	16.8	13.4
Condensate sales (MBbl/d)	3.1	2.5	3.3	2.6
Residue natural gas sales (BBtu/d)	105.3	68.8	96.9	63.1
(a) - Includes volumes for consolidated entities only.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of receiving commodities in exchange for services. The following tables provide hedging information for equity volumes in the natural gas gathering and processing segment in the periods indicated:

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

	Six Months Ending December 31, 2014
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d)	11.1	$1.17	/ gallon	57%
Condensate (MBbl/d)	2.5	$2.22	/ gallon	73%
Total (MBbl/d)	13.6	$1.36	/ gallon	60%
Natural gas (BBtu/d)	89.2	$4.06	/ MMBtu	76%

	Year Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d)	1.2	$1.07	/ gallon	7%
Natural gas (BBtu/d)	61.3	$4.34	/ MMBtu	44%

The partnership expects its NGL and natural gas commodity-price sensitivities to increase in the future as its capital-growth projects are completed and volumes increase under percent-of-proceeds contracts with its customers.

All of the natural gas gathering and processing segment’s commodity-price sensitivities are estimated as a hypothetical change in the price of natural gas, NGLs and crude oil as of June 30, 2014, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil.

The natural gas gathering and processing segment estimates the following sensitivities:

•	A 10-cent-per-MMBtu change in the price of residue natural gas would change annual net margin by approximately $4.6 million;

•	A 1-cent-per-gallon change in the composite price of NGLs would change annual net margin by approximately $2.7 million; and

•	A $1.00-per-barrel change in the price of crude oil would change annual net margin by approximately $1.3 million.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, affecting natural gas gathering and processing margins for certain contracts.

Natural Gas Liquids Segment

The natural gas liquids segment reported second-quarter 2014 operating income of $159.0 million, compared with $142.7 million in the second quarter 2013, which reflects:

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

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A $31.4 million increase in exchange-services margins, resulting primarily from higher volumes delivered from the Bakken NGL Pipeline, volumes from new plants connected in the Mid-Continent region and higher fees from contract renegotiations for NGL exchange-services activities, offset partially by lower volumes from the termination of a contract;

•	A $17.3 million increase from higher isomerization volumes, resulting from wider NGL product price differentials between normal butane and iso-butane;

•	A $1.3 million increase in storage margins due primarily to contract renegotiations; and

•	A $2.7 million decrease from the impact of lower operational measurement gains.

Optimization and marketing margins were relatively unchanged, primarily due to a $12.5 million decrease from narrower NGL location price differentials and lower volumes, offset partially by an $8.0 million increase due primarily to wider NGL product price differentials; and a $4.4 million increase in marketing margins.

Operating costs were $76.0 million in the second quarter 2014, compared with $54.2 million in the second quarter 2013, which reflect:

•	An $8.7 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects;

•	A $4.5 million increase due to higher property taxes related to completed capital-growth projects; and

•	A $4.0 million increase due to higher employee-related expenses due to recently completed capital-growth projects and growth of the partnership’s operations.

Depreciation and amortization expense in the second quarter 2014 was $31.1 million, compared with $22.3 million in the same period in 2013.

Equity earnings from investments were $4.5 million in the second quarter 2014, compared with $5.9 million in the same period in 2013.

The decrease in equity earnings in the second quarter 2014 was due primarily to increased ethane rejection and higher operating costs, offset partially by higher volumes delivered to the Overland Pass Pipeline from the Bakken NGL Pipeline, which was placed in service in April 2013.

Operating income for the six-month 2014 period was $335.7 million, compared with $249.7 million in the same period last year, which reflects:

•	A $72.4 million increase in optimization and marketing margins, resulting from a $28.2 million increase due to significantly wider NGL location price differentials from the impact of severely cold weather during the first quarter 2014, related primarily to

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

propane; a $26.2 million increase from more favorable NGL product price differentials; and an $18.0 million increase in marketing margins, related primarily to increased weather-related seasonal demand for propane during the first quarter 2014;

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A $39.4 million increase in exchange-services margins, resulting primarily from higher volumes from the Bakken NGL Pipeline, volumes from new plants connected in the Mid-Continent region and higher fees from contract renegotiations for NGL exchange-services activities, offset partially by lower volumes from the termination of a contract;

•	A $20.6 million increase from higher isomerization volumes, resulting from wider NGL product price differentials between normal butane and iso-butane;

•	A $4.7 million increase in storage margins due primarily to contract renegotiations;

•	A $4.1 million decrease from the impact of lower operational measurement gains; and

•	A $3.8 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes.

Operating costs for the six-month 2014 period were $141.2 million, compared with $114.1 million for the same period last year, which reflect:

•	An $11.0 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects;

•	A $6.6 million increase due to higher property taxes related to completed capital-growth projects;

•	A $5.0 million increase due to higher employee-related expenses due to recently completed capital-growth projects and growth of the partnership’s operations; and

•	A $1.4 million increase due to higher costs for chemicals, materials and supplies.

Depreciation and amortization expense for the six-month 2014 period was $58.2 million, compared with $42.0 million for the same period last year.

Six-month 2014 equity earnings from investments were $9.2 million, compared with $9.0 million for the same period last year.

Key Statistics: More detailed information is listed in the tables.

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NGLs transported on gathering lines were 520,000 bpd in the second quarter 2014, down 6 percent compared with the same period in 2013, due primarily to the termination of a contract and increased ethane rejection in the Mid-Continent region, offset partially by increased volumes from the Williston Basin made available by the Bakken NGL Pipeline that was placed in service in April 2013 and volumes from new plants connected in the Mid-Continent; and up 9 percent compared with the first quarter 2014;

•	NGLs fractionated were 520,000 bpd in the second quarter 2014, down 3 percent compared with the same period in 2013, due primarily to the termination of a contract

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

and increased ethane rejection in the Mid-Continent region, offset partially by increased volumes from the Williston Basin made available by the Bakken NGL Pipeline and volumes from new plants connected in the Mid-Continent; and up 10 percent compared with the first quarter 2014;

•	NGLs transported on distribution lines were 431,000 bpd in the second quarter 2014, relatively unchanged compared with the same period in 2013 and the first quarter 2014; and

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The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 3 cents per gallon in the second quarter 2014, compared with 6 cents per gallon in the same period in 2013; and 12 cents per gallon in the first quarter 2014.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported second-quarter 2014 operating income of $37.3 million, compared with $31.9 million for the second quarter 2013, which reflects:

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A $9.4 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines, increased contracted capacity and rates on Midwestern Gas Transmission Company and increased interruptible transportation revenues from higher natural gas volumes transported;

•	A $1.4 million increase from additional storage services to meet utility customers’ peak-day demand;

•	A $1.3 million increase from higher net retained fuel due primarily to additional natural gas volumes retained; and

•	A $4.3 million decrease due to lower storage revenues from lower contracted capacity.

Second-quarter 2014 equity earnings from investments were $15.9 million, compared with $15.3 million in the same period in 2013.

Operating income for the six-month 2014 period was $92.4 million, compared with $67.8 million in the same period last year, which reflects:

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A $13.8 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines, increased contracted capacity and rates on Midwestern Gas Transmission Company and increased interruptible transportation revenues from higher natural gas volumes transported;

•	A $6.1 million increase from higher short-term natural gas storage services due to increased park-and-loan services associated with weather-related seasonal demand primarily in the first quarter 2014;

•	A $6.0 million increase from higher net retained fuel due to higher natural gas prices and additional natural gas volumes retained;

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

•	A $5.3 million increase from higher park-and-loan services as a result of weather-related seasonal demand on its interstate natural gas pipelines in the first quarter 2014;

•	A $1.6 million increase primarily from additional storage services to meet utility customers’ peak-day demand; and

•	A $5.7 million decrease due to lower storage revenues from lower contracted capacity.

Equity earnings from investments for the six-month 2014 period were $39.3 million, compared with $31.7 million for the same period last year, primarily due to increased park-and-loan services on Northern Border Pipeline as a result of increased weather-related seasonal demand in the first quarter 2014.

Key Statistics: More detailed information is listed in the tables.

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Natural gas transportation capacity contracted was 5,691 thousand dekatherms per day in the second quarter 2014, up 6 percent compared with the same period in 2013; and down 3 percent compared with the first quarter 2014;

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Natural gas transportation capacity subscribed was 90 percent in the second quarter 2014, up 2 percent compared with the same period in 2013; and down 3 percent compared with the first quarter 2014; and

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The average natural gas price in the Mid-Continent region was $4.36 per MMBtu in the second quarter 2014, up 13 percent compared with the same period in 2013; and down 22 percent compared with the first quarter 2014, due primarily to higher natural gas prices in the first quarter 2014 as a result of weather-related seasonal demand.

CAPITAL-GROWTH ACTIVITIES:

The partnership has announced approximately $7.0 billion to $7.5 billion in capital-growth projects and acquisitions between 2010 and 2016, of which approximately $3.8 billion have been completed.

Of the approximately $3.8 billion to $4.3 billion of announced capital-growth projects and acquisitions in the natural gas gathering and processing segment, projects totaling approximately $1.6 billion have been completed as follows:

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Approximately $300 million to construct the Canadian Valley plant, a 200-MMcf/d natural gas processing facility in the Cana-Woodford Shale area in Oklahoma, which was completed in March 2014; and expansions and upgrades to existing natural gas gathering and compression infrastructure;

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Approximately $305 million in September 2013 to acquire the Sage Creek plant, a 50-MMcf/d natural gas processing facility, and related natural gas gathering and natural gas liquids infrastructure in the Niobrara Shale, an NGL-rich area in the Powder River Basin in Wyoming;

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

•	Approximately $90 million in the fourth quarter 2013 to acquire the remaining 30 percent interest in the Maysville, Oklahoma, natural gas processing facility in the Cana-Woodford Shale in Oklahoma;

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Approximately $125 million to construct a 270-mile natural gas gathering system and related infrastructure in Divide County, North Dakota. The system, which required less infrastructure than originally anticipated, gathers and transports natural gas from producers in the Williston Basin to the partnership's Stateline I and Stateline II natural gas processing plants, each with 100 MMcf/d of natural gas processing capacity in western Williams County, North Dakota. The majority of the system was placed in service in the second quarter 2013, with the remaining portion of the system expected to be completed by the end of 2014;

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Approximately $565 million to construct the Stateline I and Stateline II plants, each with 100 MMcf/d of natural gas processing capacity, and related expansions and upgrades to existing gathering and compression infrastructure in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota. The Stateline I plant was placed in service in September 2012, and the Stateline II plant was placed in service in April 2013; and

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Approximately $360 million to construct the Garden Creek plant, a 100-MMcf/d natural gas processing facility in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota that was placed in service in December 2011; and expansions and upgrades to existing natural gas gathering system infrastructure.

Approximately $2.2 billion to $2.7 billion of announced capital-growth projects in the natural gas gathering and processing segment are in various stages of construction as follows:

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Approximately $310 million to $345 million to construct the Garden Creek II plant, a 100-MMcf/d natural gas processing facility in the Williston Basin in North Dakota, which is expected to be completed in the third quarter 2014; and expansions and upgrades to existing natural gas gathering and compression infrastructure;

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Approximately $325 million to $360 million to construct the Garden Creek III plant, a 100-MMcf/d natural gas processing facility in the Williston Basin in North Dakota, which is expected to be completed in the fourth quarter 2014; and expansions and upgrades to existing natural gas gathering and compression infrastructure;

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Approximately $550 million to $680 million to construct the Lonesome Creek plant, a 200-MMcf/d natural gas processing facility in the Williston Basin in North Dakota, which is expected to be completed in the fourth quarter 2015; and expansions and upgrades to existing natural gas gathering and compression infrastructure;

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

•	Approximately $50 million to upgrade the Sage Creek natural gas processing plant and construct natural gas gathering infrastructure through 2015;

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Approximately $515 million to $670 million to construct the Demicks Lake plant, a 200-MMcf/d natural gas processing facility in the Williston Basin in North Dakota, which is expected to be completed in the third quarter 2016; and expansions and upgrades to the existing gathering and compression infrastructure;

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Approximately $80 million to $100 million to construct additional natural gas compression to take advantage of additional natural gas processing capacity as a result of better than expected plant performance at the partnership’s existing and planned Garden Creek and Stateline natural gas processing plants in the Williston Basin by a total of 100 MMcf/d, which is expected to be completed in the fourth quarter 2015; and

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Approximately $365 million to $470 million to construct the Knox plant, a 200-MMcf/d natural gas processing facility in Oklahoma’s SCOOP play, which is expected to be completed in the fourth quarter 2016; and expansions and upgrades to the existing gathering and compression infrastructure.

Of the approximately $3.2 billion of announced capital-growth projects in the natural gas liquids segment, projects totaling approximately $2.2 billion have been completed as follows:

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Approximately $767 million to construct a 550-plus-mile, 16-inch diameter NGL pipeline – the Sterling III Pipeline – which was completed in March 2014, to transport either unfractionated NGLs or NGL purity products from the Mid-Continent region to the Texas Gulf Coast, with an initial capacity of 193,000 bpd and the ability to expand to 260,000 bpd; and the reconfiguration of its existing Sterling I and II NGL distribution pipelines to transport either unfractionated NGLs or NGL purity products, which was completed in July 2014;

•	Approximately $46 million to install a 40,000-bpd ethane/propane (E/P) splitter at its Mont Belvieu, Texas, NGL storage facility to split E/P mix into purity ethane, which was completed in March 2014;

•	Approximately $375 million to construct a 75,000-bpd NGL fractionator, MB-2, at Mont Belvieu, Texas, which was placed in service in December 2013;

•
Approximately $455 million to construct the 600-mile, 12-inch diameter Bakken NGL Pipeline to transport unfractionated NGLs produced from the Bakken Shale in the Williston Basin to the partnership’s 50 percent-owned Overland Pass Pipeline, a 760-mile NGL pipeline extending from southern Wyoming to Conway, Kansas. The Bakken NGL Pipeline was placed in service in April 2013, with a current capacity of 60,000 bpd;

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

•
Approximately $23 million for the construction of a 12-inch diameter ethane header pipeline that creates a new point of interconnection between the Mont Belvieu, Texas, NGL fractionation and storage assets, and several petrochemical customers. The ethane header pipeline has the capacity to transport 400,000 bpd of purity ethane from the partnership’s NGL storage facilities; from its 80 percent-owned, 160,000-bpd MB-1 NGL fractionator; from its two wholly owned, 75,000-bpd NGL fractionators – MB-2, which was placed in service in December 2013, and MB-3, which currently is being constructed; and from its recently completed E/P splitter. The ethane header pipeline was placed in service in April 2013;

•
Approximately $36 million to expand by 60,000 bpd the capacity of the partnership’s 50 percent-owned Overland Pass Pipeline, which was placed in service in the second quarter 2013, to transport the additional unfractionated NGL volumes from the Bakken NGL Pipeline;

•
Approximately $117 million to expand by 60,000 bpd the partnership’s NGL fractionation capacity at Bushton, Kansas, which was placed in service in September 2012, to accommodate NGL volumes from the Mid-Continent and Williston Basin;

•
Approximately $220 million to construct more than 230 miles of 10- and 12-inch diameter NGL pipelines that expanded the partnership's existing Mid-Continent NGL gathering system in the Cana-Woodford and Granite Wash areas by adding an incremental 75,000 bpd to 80,000 bpd of unfractionated NGLs to the partnership's existing NGL gathering systems in the Mid-Continent and the Arbuckle Pipeline. These NGL pipelines were placed in service in April 2012, and the partnership connected to its NGL gathering system three new third-party natural gas processing facilities and three existing third-party natural gas processing facilities that were expanded. In addition, the installation of additional pump stations and pipeline looping on the Arbuckle Pipeline was completed, increasing its capacity to 260,000 bpd; and

•
Approximately $30 million to install seven additional pump stations along its existing Sterling I NGL distribution pipeline that were placed in service at the end of 2011; the additional pump stations increased the pipeline’s capacity by 15,000 bpd.

Approximately $1.0 billion of announced capital-growth projects in the natural gas liquids segment are in various stages of construction, as follows:

•
Approximately $100 million to install additional pump stations on the Bakken NGL Pipeline to increase its capacity to 135,000 bpd from its current capacity of 60,000 bpd, which is expected to be completed in the third quarter 2014;

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

•
Approximately $100 million, announced in November 2013, for a second expansion of the Bakken NGL Pipeline, which will increase the pipeline’s capacity to 160,000 bpd from 135,000. The expansion is expected to be completed in the second quarter 2016;

•
Approximately $525 million to $575 million to construct a 75,000-bpd NGL fractionator, MB-3, and related infrastructure at Mont Belvieu, Texas, which is expected to be completed in the fourth quarter 2014;

•
Approximately $85 million to construct new NGL pipeline infrastructure and connect the Sage Creek natural gas processing plant to the partnership’s Bakken NGL Pipeline; these projects are expected to be completed in the fourth quarter 2015;

•
Approximately $140 million to construct an approximately 95-mile NGL pipeline between existing NGL fractionation infrastructure at Hutchinson, Kansas, and Medford, Oklahoma, and the modification of the partnership’s NGL fractionation infrastructure at Hutchinson, Kansas, to accommodate unfractionated NGLs produced in the Williston Basin; both projects are expected to be completed in the first quarter 2015; and

•
Approximately $10 million to $15 million to construct an approximately 12-mile NGL gathering pipeline connecting the Demicks Lake natural gas processing plant to the partnership’s Bakken NGL Pipeline, which is expected to be completed in the third quarter 2016.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners executive management will conduct a joint conference call on Wednesday, Aug. 6, 2014, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on ONEOK Partners’ and ONEOK’s websites.

To participate in the telephone conference call, dial 800-967-7185, pass code 5696330, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 5696330.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/2014/OKE_Q2_2014_earnings_DWxNC82.ashx

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:

ONEOK has disclosed in this news release cash flow available for dividends, free cash flow and dividend coverage ratio, which are non-GAAP financial metrics, used to measure the company’s financial performance and are defined as follows:

•
Cash flow available for dividends is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions declared from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes, stand-alone capital expenditures and certain other items;

•	Free cash flow is defined as cash flow available for dividends, computed as described above, less ONEOK’s dividends declared; and

•	Dividend coverage ratio is defined as cash flow available for dividends divided by the dividends declared in the period.

These non-GAAP financial measures described above are useful to investors because they are used by many companies in the industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate our financial performance and to compare our financial performance with the performance of other companies within our industry. ONEOK cash flow available for dividends, free cash flow and dividend coverage ratio should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. A reconciliation of cash flow available for dividends and free cash flow to net income is included in the tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of June 30, 2014, owns 38.5 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends), liquidity, management’s plans and objectives for our growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about global warming;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in the Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2014	2013	2014	2013
	(Thousands of dollars, except per share amounts )
Revenues
Commodity sales	$2,715,109	$2,447,411	$5,521,838	$4,646,205
Services	351,773	321,573	708,340	640,734
Total revenues	3,066,882	2,768,984	6,230,178	5,286,939
Cost of sales and fuel	2,571,402	2,356,226	5,224,071	4,503,074
Net margin	495,480	412,758	1,006,107	783,865
Operating expenses
Operations and maintenance	153,323	108,906	280,049	230,311
Depreciation and amortization	72,127	58,883	139,541	114,166
General taxes	18,699	16,859	41,084	36,589
Total operating expenses	244,149	184,648	460,674	381,066
Gain (loss) on sale of assets	(16)	279	(1)	320
Operating income	251,315	228,389	545,432	403,119
Equity earnings from investments	25,435	26,421	59,094	52,276
Allowance for equity funds used during construction	1,253	5,656	12,224	14,743
Other income	3,213	2,734	4,622	8,356
Other expense	(1,392)	(380)	(26,926)	(1,881)
Interest expense (net of capitalized interest of $11,375, $11,359, $27,143 and $23,964, respectively)	(88,751)	(66,120)	(183,652)	(130,606)
Income before income taxes	191,073	196,700	410,794	346,007
Income taxes	(42,313)	(42,923)	(57,297)	(81,727)
Income from continuing operations	148,760	153,777	353,497	264,280
Income (loss) from discontinued operations, net of tax	(8,009)	(74,282)	(6,235)	(19,080)
Net income	140,751	79,495	347,262	245,200
Less: Net income attributable to noncontrolling interests	79,161	78,576	192,157	131,760
Net income attributable to ONEOK	$61,590	$919	$155,105	$113,440

Amounts attributable to ONEOK:
Income from continuing operations	$69,599	75,201	$161,340	$132,520
Income (loss) from discontinued operations	(8,009)	$(74,282)	(6,235)	(19,080)
Net income	$61,590	$919	$155,105	$113,440

Basic earnings per share:
Income from continuing operations	$0.33	0.36	$0.77	$0.64
Income (loss) from discontinued operations	(0.04)	(0.36)	(0.03)	(0.09)
Net income	$0.29	$—	$0.74	$0.55

Diluted earnings per share:
Income from continuing operations	$0.33	$0.36	$0.77	$0.63
Income (loss) from discontinued operations	(0.04)	(0.36)	(0.03)	(0.09)
Net income	$0.29	$—	$0.74	$0.54

Average shares (thousands)
Basic	209,403	206,143	209,267	205,811
Diluted	210,516	208,874	210,337	209,166

Dividends declared per share of common stock	$0.56	$0.36	$0.96	$0.72

ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2014	2013
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$358,560	$145,565
Accounts receivable, net	1,097,008	1,109,510
Natural gas and natural gas liquids in storage	335,116	188,286
Commodity imbalances	93,070	80,481
Other current assets	118,545	133,010
Assets of discontinued operations	57,356	747,872
Total current assets	2,059,655	2,404,724

Property, plant and equipment
Property, plant and equipment	11,737,291	10,970,256
Accumulated depreciation and amortization	1,866,627	1,738,302
Net property, plant and equipment	9,870,664	9,231,954

Investments and other assets
Investments in unconsolidated affiliates	1,212,408	1,229,838
Goodwill and intangible assets	1,018,679	1,024,562
Other assets	193,032	224,353
Assets of discontinued operations	30,100	3,626,050
Total investments and other assets	2,454,219	6,104,803
Total assets	$14,384,538	$17,741,481

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2014	2013
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$10,650	$10,650
Notes payable	—	564,462
Accounts payable	1,271,539	1,273,102
Commodity imbalances	207,456	213,577
Accrued interest	105,099	109,099
Other current liabilities	190,289	103,752
Liabilities of discontinued operations	66,138	455,688
Total current liabilities	1,851,171	2,730,330
Long-term debt, excluding current maturities	7,196,988	7,753,657
Deferred credits and other liabilities
Deferred income taxes	1,253,099	1,146,562
Other deferred credits	237,468	217,522
Liabilities of discontinued operations	52,481	1,048,230
Total deferred credits and other liabilities	1,543,048	2,412,314
Commitments and contingencies
Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value: authorized 600,000,000 shares; issued 245,811,180 shares and outstanding 207,999,517 shares at June 30, 2014; issued 245,811,180 shares and outstanding 206,618,877 shares at December 31, 2013	2,458	2,458
Paid-in capital	1,503,582	1,433,600
Accumulated other comprehensive loss	(113,127)	(121,987)
Retained earnings	225,423	2,020,815
Treasury stock, at cost: 37,811,663 shares at June 30, 2014, and 39,192,303 shares at December 31, 2013	(961,911)	(997,035)
Total ONEOK shareholders’ equity	656,425	2,337,851
Noncontrolling interests in consolidated subsidiaries	3,136,906	2,507,329
Total equity	3,793,331	4,845,180
Total liabilities and equity	$14,384,538	$17,741,481

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2014	2013
	(Thousands of dollars)
Operating activities
Net income	$347,262	$245,200
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	150,895	182,076
Charges attributable to exit activities	1,739	113,780
Equity earnings from investments	(59,094)	(52,276)
Distributions received from unconsolidated affiliates	61,200	51,546
Deferred income taxes	57,191	68,468
Share-based compensation expense	17,288	19,018
Pension and postretirement benefit expense, net contributions	12,729	5,187
Allowance for equity funds used during construction	(12,224)	(14,743)
Loss (gain) on sale of assets	1	(320)
Other	—	(3,658)
Changes in assets and liabilities:
Accounts receivable	17,504	190,633
Natural gas and natural gas liquids in storage	(40,122)	82,018
Accounts payable	(3,426)	(63,954)
Commodity imbalances, net	(15,830)	(57,885)
Settlement of exit activities liabilities	(25,728)	—
Accrued interest	(4,129)	(1,843)
Other assets and liabilities, net	31,051	25,034
Cash provided by operating activities	536,307	788,281

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(822,201)	(1,060,333)
Acquisition	(14,000)	—
Contributions to unconsolidated affiliates	(1,063)	(4,558)
Distributions received from unconsolidated affiliates	16,449	17,958
Proceeds from sale of assets	319	3,333
Cash used in investing activities	(820,496)	(1,043,600)

Financing activities
Borrowing (repayment) of notes payable, net	(564,462)	16,830
Issuance of ONE Gas, Inc. debt, net of discounts	1,199,994	—
ONE Gas, Inc. long-term debt financing costs	(9,663)	—
Repayment of debt	(553,855)	(3,888)
Issuance of common stock	9,166	6,002
Issuance of common units, net of issuance costs	878,765	15,942
Dividends paid	(199,684)	(147,982)
Cash of ONE Gas, Inc. at separation	(60,000)	—
Distributions to noncontrolling interests	(206,342)	(181,522)
Cash provided by (used in) financing activities	493,919	(294,618)
Change in cash and cash equivalents	209,730	(549,937)
Change in cash and cash equivalents included in discontinued operations	3,265	247
Change in cash and cash equivalents included in continuing operations	212,995	(549,690)
Cash and cash equivalents at beginning of period	145,565	579,578
Cash and cash equivalents at end of period	$358,560	$29,888

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2014	2013	2014	2013
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$154.9	$125.3	$308.5	$234.6
Operating costs	$59.4	$45.0	$124.2	$96.7
Depreciation and amortization	$29.4	$25.1	$58.3	$49.0
Operating income	$66.1	$55.5	$126.0	$89.2
Equity earnings from investments	$5.1	$5.2	$10.6	$11.6
Natural gas gathered (BBtu/d) (a)	1,646	1,326	1,573	1,271
Natural gas processed (BBtu/d) (a) (b)	1,447	1,055	1,358	1,022
NGL sales (MBbl/d) (a)	98	75	94	73
Residue natural gas sales (BBtu/d) (a)	683	467	626	451
Realized composite NGL net sales price ($/gallon) (a) (c)	$0.96	$0.85	$1.00	$0.85
Realized condensate net sales price ($/Bbl) (a) (c)	$77.46	$83.86	$76.80	$86.06
Realized residue natural gas net sales price ($/MMBtu) (a) (c)	$4.07	$3.57	$3.85	$3.55
Average fee rate ($/MMBtu) (a)	$0.34	$0.34	$0.36	$0.35
Capital expenditures - growth	$159.5	$200.9	$272.7	$359.9
Capital expenditures - maintenance	$8.7	$5.1	$18.4	$10.1
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities on ONEOK Partners' equity volumes.

Natural Gas Liquids
Net margin	$266.1	$219.2	$535.1	$405.8
Operating costs	$76.1	$54.2	$141.2	$114.1
Depreciation and amortization	$31.1	$22.3	$58.2	$42.0
Operating income	$159.0	$142.7	$335.7	$249.7
Equity earnings from investments	$4.5	$5.9	$9.2	$9.0
NGL sales (MBbl/d)	603	677	583	628
NGLs transported-gathering lines (MBbl/d) (a)	520	554	498	526
NGLs fractionated (MBbl/d) (b)	520	537	496	525
NGLs transported-distribution lines (MBbl/d) (a)	431	432	430	413
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.03	$0.06	$0.08	$0.04
Capital expenditures - growth	$196.9	$261.4	$457.8	$530.7
Capital expenditures - maintenance	$13.8	$7.9	$25.9	$12.8
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.

Natural Gas Pipelines
Net margin	$75.5	$67.7	$169.0	$141.8
Operating costs	$27.3	$25.0	$54.7	$52.1
Depreciation and amortization	$10.9	$10.8	$21.7	$21.9
Operating income	$37.3	$31.9	$92.4	$67.8
Equity earnings from investments	$15.9	$15.3	$39.3	$31.7
Natural gas transportation capacity contracted (MDth/d) (a)	5,691	5,362	5,778	5,515
Transportation capacity subscribed (a)	90%	88%	91%	90%
Average natural gas price Mid-Continent region ($/MMBtu) (a)	$4.36	$3.85	$4.98	$3.63
Capital expenditures - growth	$2.2	$1.9	$4.4	$2.4
Capital expenditures - maintenance	$6.5	$4.1	$10.9	$8.9
(a) - Includes volumes for consolidated entities only.

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

ONEOK, Inc. Stand-alone
Cash Flow Available for Dividends
	Three Months Ended	Six Months Ended
	June 30,	June 30,
(Unaudited)	2014	2014
	(Millions of dollars)
Recurring cash flows:
Distributions from ONEOK Partners – declared	$156.5	$302.5
Interest expense, excluding non-cash items	(15.7)	(36.7)
Cash income taxes	—	—
Energy services segment cash flow	(11.0)	71.8
Corporate expenses	(2.4)	(4.4)
Equity compensation paid by ONEOK Partners	7.2	19.8
Cash flows from recurring activities	134.6	353.0
ONE Gas separation cash flows:
Cash payment from ONE Gas	—	1,130.0
ONE Gas cash flow (through January 31, 2014)	—	61.1
Long-term debt reduction	—	(573.3)
Short-term debt reduction	—	(600.5)
Transaction costs	(1.3)	(23.1)
Cash flows from ONE Gas separation	(1.3)	(5.7)
Total cash flows	133.3	347.3
Capital expenditures	(3.3)	(5.9)
Cash flow available for dividends	130.0	341.4
Dividends declared	(119.6)	(236.0)
Free cash flow	$10.4	$105.4
Dividend coverage ratio	1.09	1.45

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ONEOK Announces Second-quarter 2014 Financial Results;
Reaffirms 2014 Financial Guidance

August 5, 2014

ONEOK, Inc. Stand-alone
Reconciliation of Cash Flow Available for Dividends and Free Cash Flow to Net Income
	Three Months Ended	Six Months Ended
	June 30,	June 30,
(Unaudited)	2014	2014
	(Millions of dollars)
Net income attributable to ONEOK	$61.6	$155.1
Depreciation and amortization	9.3	12.5
Deferred income taxes	39.9	53.8
Equity in earnings of ONEOK Partners	(135.3)	(287.8)
Distributions from ONEOK Partners - declared	156.5	302.5
Equity compensation paid by ONEOK Partners	7.2	19.8
Energy services realized working capital	(9.6)	87.9
Other	3.7	3.5
Total cash flows	133.3	347.3
Capital expenditures	(3.3)	(5.9)
Cash flow available for dividends	130.0	341.4
Dividends declared	(119.6)	(236.0)
Free cash flow	$10.4	$105.4